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                                                                    Exhibit 99.1


August 7, 1997


            AETNA U.S. HEALTHCARE COMPLETES SALE OF HEALTHCARE DATA INTERCHANGE CORPORATION TO ENVOY CORPORATION

NASHVILLE, Tennessee and BLUE BELL, Pennsylvania (August 7, 1997)-ENVOY Corporation(Nasdaq/NM:ENVOY), a leading provider of health care electronic data interchange (EDI) services, and Aetna U.S. Healthcare, the health business unit of Aetna Inc. (NYSE:AET), announced today that they have completed the previously announced sale of Aetna U.S. Healthcare's health care EDI subsidiary, Healthcare Data Interchange Corporation (HDIC), to ENVOY. The purchase price was approximately $36.4 million.

      In connection with this acquisition, the parties will enter into a long-term agreement under which Aetna U.S. Healthcare has agreed to use ENVOY as its single source clearinghouse and EDI network for all Aetna U.S. Healthcare electronic health care transactions.

      "Aetna U.S. Healthcare is looking forward to a solid working relationship with ENVOY Corporation which will allow us to continue to streamline our claims and member referral processing areas," said Timothy E. Nolan, head of operations for Aetna U.S. Healthcare. "We expect to significantly increase the numbers of health care transactions processed electronically."

      Commenting on the announcement, Jim D. Kever, president and co-chief executive officer of ENVOY, said "ENVOY is pleased to have been selected by Aetna U.S. Healthcare, the nations largest health insurer, to be their single source health care EDI technology partner. We believe this long-term relationship has tremendous strategic significance and will substantially accelerate the connectivity and depth of EDI transaction processing within the health care market."

      ENVOY Corporation is a leading provider of electronic data interchange services to participants in the health care industry, including pharmacies, physicians, hospitals, dentists, billing services, commercial insurance companies, managed care organizations, state and federal government agencies and others.

      Aetna U.S. Healthcare is the nation's leading health and related benefits organization with a total health enrollment of 14 million Americans nationwide.



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